UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
  WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported) September 26, 2012

Global Gold Corporation
(Exact name of registrant as specified in its charter)

Delaware	02-69494	13-3025550
(State or other jurisdiction	(Commission	(IRS
of incorporation)	File Number)	Identification No.)

555 Theodore Fremd Avenue, Rye, NY	10580
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code (914) 925-0020

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On September 26, 2012, Global Gold Mining, LLC (“GGM”) a wholly owned subsidiary of Global Gold Corporation (the "Company" or "Global Gold") entered into two Share Transfer Agreements with GGCR Mining, LLC a Delaware limited liability company, (“GGCRM”) which is a wholly owned subsidiary of Global Gold Consolidated Resource Limited (“GGCRL”) covering the transfer of all the shares of the Armenian companies Mego-Gold, LLC and the Getik Mining Company, LLC which respectively hold the Toukhmanuk and Getik mining properties in Armenia.  The Share Transfer Agreements were concluded in accordance with the previously disclosed (most recently in the Company’s report on Form 10-Q for the period ended June 30, 2012) agreements with Consolidated Resources Armenia and Consolidated Resources USA, LLC, a Delaware limited liability company to fund development and form a joint venture on the Company’s Toukhmanuk and Getik properties in Armenia.  GGCRM will (i) own, develop and operate Toukhmanuk and Getik gold mining properties, and be a (ii) be a company listed on an exchange fully admitted to trading. As of September 19, 2012, GGCRL resolved reported outstanding issues which had blocked implementation of the joint venture agreement and execution of the Share Transfer Agreements.   Global Gold’s ownership in GGCRL is and shall be the greater value of either 51% or the pro forma value of $40.0 million 30 days after the stock is publicly traded.   The officers of GGCRL as of September 19, 2012 are: Mr. Van Krikorian, Executive Chairman; Mr. Jan Dulman, Financial Controller/CFO/Treasurer; and  Mr. Ashot Boghossian Armenia Managing Director, with Ogier Corporate Services (Jersey) Limited continuing as secretary of the Company, all as more particularly described in Exhibit 10.1 and 10.2, below.

Item 9.01 Exhibits.

Exhibit No.	Description

10.1	Material Contract - Getik Mining Company, LLC– Share Transfer Agreement dated September 26, 2012

10.2	Material Contract - Mego-Gold, LLC – Share Transfer Agreement dated September 26, 2012

 SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 27, 2012	Global Gold Corporation

	By:	/s/ Van Z. Krikorian
	Name:	Van Z. Krikorian
	Title:	Chairman & Chief Executive Officer

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